EXHIBIT 99.1

Sionix Announces the Appointment of Chief Financial Officer
3/21/2013 9:15:00 AM

HOUSTON, TX -- (Marketwire) -- 03/21/13 -- Sionix Corporation (OTCQB: SINX) announced today the appointment of Joseph W. Autem as its Chief Financial Officer.

Mr. Autem has over 30 years of financial and accounting experience in the oil and gas, technology, investment and manufacturing industries. Mr. Autem will work closely with the CEO and Board of Directors of Sionix to provide insight and strategic direction and to help create shareholder value.

Ken Calligar, Interim CEO of Sionix comments, "The hiring of Joe Autem is significant. Joe brings a wealth of relevant corporate experience to Sionix. He is well known and regarded in the Oil and Gas industry. I believe Sionix is assembling a management team that can leverage our proprietary technologies and technical skills into commercial results."

Mr. Autem is a founder of CFO Partners from its inception in September of 2009. His clients at CFO Partners have included drilling companies and exploration and production companies in the states of Texas and Oklahoma. Mr. Autem also has investments that include direct lease holdings of mineral interests in the Barnett Combo, the oil rich portion of the Barnett Shale, located in North Texas.

Prior to his association with CFO Partners, he has held CFO positions with leading companies in the investment, technology, manufacturing and oil and gas industries, in Fort Worth, Dallas and Houston. These companies include Rainwater, Inc., Natural Gas Partners, Broadcast.com, and TieTek. Mr. Autem began his career with Arthur Andersen in Kansas City. Mr. Autem currently serves on the Board of Directors of ViewCast Corporation; a Dallas based technology company and is the chairman of the audit committee.

About Sionix Corporation Sionix designs innovative and advanced water treatment systems intended for use in energy, government facilities, healthcare facilities, and emergency water supplies during natural disasters, housing development projects, and various industrial processes including subterranean fracturing used in oil and gas drilling. These systems can be located adjacent to contaminated water sites or as a pre-treatment for reverse osmosis and other membrane applications. Industries involved in dairy, agribusiness, meat processing, mining, poultry operations, and many others can benefit from Sionix' cost-effective, easily maintained, water treatment systems. For more information about the company, go to www.sionix.com.

Forward-Looking Statements All statements in this press release that are not statements of historical fact are forward-looking statements, including any projections of earnings, revenue, or other financial items, any statements of the plans, strategies, and objectives of management for future operations, any statements concerning proposed new products, services or developments, any statements regarding future economic conditions or performance, statements of belief and any statements of assumptions underlying any of the foregoing. These statements are based on expectations and assumptions as of the date of this press release and are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. The risks and uncertainties include, but are not limited to, whether Sionix Corporation can raise capital as and when it needs to, whether the water purification systems will generate significant sales, whether it can compete successfully in its market and industry, and other factors beyond the control of Sionix Corporation, including those detailed from time to time in the reports filed with the Securities and Exchange Commission. Sionix Corporation assumes no obligation and does not intend to update these forward-looking statements.

Contact: Company Kenneth Calligar
Interim Chief Executive Officer
kcalligar@sionix.com